Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES ADDITIONAL $15.6 MILLION INVESTMENT

BY ITS STRATEGIC INVESTOR

PORTLAND, Maine, May 18, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) announced that the Company has signed a term sheet (the “Term Sheet”) with Young Energy Prize S.A. (“YEP”), a Luxembourg corporation, embodying an agreement in principle for an additional equity investment in the Company of $15.6 million. Currently, YEP owns approximately 27% of the outstanding shares of the Company’s Common Stock, calculated as if the warrants to purchase shares of such stock held by YEP were fully exercised. The financing transaction set forth in the Term Sheet, upon completion, would result in YEP owning approximately 33% of the Company’s Common Stock, calculated as if such warrants were fully exercised. The Term Sheet is subject to the negotiation, execution and delivery of definitive documentation and the Company’s receipt of a favorable fairness opinion.

YEP, the Company’s strategic investor since July 2009, is a European firm targeting investments in the exploitation of underdeveloped oil and gas fields and in energy small-cap, equity issues. YEP has informed the Company that it may make its investment in part through the ECP Fund, SICAV-FIS (the “ECP Fund”), a specialized investment fund based in Luxembourg. Closing of YEP’s additional investment is related to the payment of Evans Shoal planning work and the second Evans Shoal disbursement to Santos Limited and will be set to be consistent with the Company’s future commitment dates for Evans Shoal development. The Company expects the closing to occur within 120 days and the Term Sheet contemplates an outside closing date of October 31, 2010.

Magellan’s President and Chief Executive Officer, William H. Hastings said, “This is the first step in the financing process for the purchase of a 40% interest in the Evans Shoal field, offshore Australia. We are working other, parallel initiatives which, when complete, will yield major new investment in the Company. We expect to use the majority of equity funding for the purchase of the field interest and the planning, testing, analysis, and drilling of Evans Shoal subject to the Evans Shoal Joint Venture sanction and approval. A portion of the proceeds will go towards project development in addition to proceeds from other parallel initiatives.”

Walter McCann, Magellan’s Chairman of the Board, stated, “Progress continues with regard to our plans to build a strong Company with new, attractive assets. We remain positive that continued methodical, step-by-step efforts will yield strong value for our shareholders in the future.”

Nikolay V. Bogachev is Chairman and CEO of YEP. Of the financing transaction, he said “YEP continues to believe in Magellan’s business models and, based on recent key progress, wishes to invest further in Magellan.”

J. Thomas Wilson, First Vice President of YEP said “This is the first step toward an ambitious plan building key assets in strategic, low-cost areas to supply energy for the inevitable future demand growth in Asia.”

Investment Terms

Under the Term Sheet, YEP would acquire an additional 5,200,000 shares of the Company’s Common Stock (the “Shares”) at a price of $3.00 per share (the “Transaction”), pursuant to a securities purchase agreement to be negotiated. The Company would also grant customary registration rights to YEP with respect to the Shares. The Term Sheet also provides for certain percentage-maintenance rights for YEP, certain restrictions on transfers of the Shares and certain standstill obligations. The purchase price is approximately 71% above the closing price of the Company’s Common Stock calculated as of the close of trading on May 17, 2010. After completion of the Transaction, YEP’s ownership position in the Company would include approximately 20.5 million shares and approximately 4.4 million shares issuable under YEP’s existing warrants, or approximately 33% of the outstanding shares of the Company’s Common Stock, calculated as if the warrants held by YEP were fully exercised.

Messrs. Bogachev and Wilson are members of the Company’s Board of Directors and are contemplated to continue to serve.

Canaccord Adams, Inc., of Boston, Massachusetts, is serving as the Company’s financial adviser with respect to the Transaction.

The Company intends to file with the SEC a current report on Form 8-K to announce the signing of the Term Sheet and a subsequent current report on Form 8-K which will include as exhibits copies of the securities purchase agreement and an investor’s agreement providing for registration rights, percentage-maintenance rights, restrictions on transfer and standstill obligations, at such time as those agreements are executed by the parties to the Transaction.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan. The Shares to be sold to YEP in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the U.S. Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The Shares are being offered and sold only to YEP. The Term Sheet provides that Magellan will grant customary registration rights to YEP for the resale of the Shares to be issued in the private placement.

About Magellan

Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET) and on the Australian Stock Exchange in the form of CDI’s (symbol: MGN). The Company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant assets are its 100% equity ownership interest in Magellan Petroleum Australia Limited (“MPAL”) and its 83.7% interest in all zones surface to deep at the Poplar Dome fields, Roosevelt Co., Montana. MPAL also has signed an agreement to acquire a 40% equity interest in the Evans Shoal gas field, offshore Northern Territory, Australia. Magellan and MPAL also hold various override and working interest holdings elsewhere in the United Kingdom and in Canada.

About YEP

YEP was founded in 2007 by recognized entrepreneur Nikolay V. Bogachev, who has had partnerships with major oil companies in developing earlier investments. YEP is building a portfolio of energy investments worldwide with current efforts within Australia and in Africa. The ECP Fund, SICAV-FIS is a Specialized Investment Fund in Luxembourg – a regulated vehicle under the supervision of the Commission de Surveillance du Secteur Financier (CSSF) there. The ECP Fund, SICAV-FIS is managed by an entity that is independent of its investors.

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For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Susan Filipos, Interim Chief Financial Officer and Controller of Magellan, (207) 619-8503

Forward- Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the likelihood and timing of the closing of the planned YEP common stock investment transaction, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.